Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

EQT CORPORATION,

EQUITRANS MIDSTREAM CORPORATION

AND, SOLELY FOR PURPOSES OF SECTION 2.13, EQT PRODUCTION COMPANY

DATED AS OF [•], 2018

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5.6	Trademarks Permitted Use	47

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		48

6.1	Agreement for Exchange of Information	48
6.2	Ownership of Information	48
6.3	Compensation for Providing Information	49
6.4	Record Retention	49
6.5	Copy of SpinCo Information	49
6.6	Limitations of Liability	49
6.7	Other Agreements Providing for Exchange of Information	49
6.8	Production of Witnesses; Records; Cooperation	50
6.9	Privileged Matters	51
6.10	Confidentiality	53
6.11	Protective Arrangements	54

ARTICLE VII DISPUTE RESOLUTION		55

7.1	Good Faith Officer Negotiation	55
7.2	Arbitration	55
7.3	Litigation and Unilateral Commencement of Arbitration	56
7.4	Conduct During Dispute Resolution Process	56

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		56

8.1	Further Assurances	56

ARTICLE IX TERMINATION		57

9.1	Termination	57
9.2	Effect of Termination	58

ARTICLE X MISCELLANEOUS		58

10.1	Counterparts; Entire Agreement; Corporate Power	58
10.2	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	59
10.3	Assignability	59
10.4	Third-Party Beneficiaries	59
10.5	Notices	60
10.6	Severability	60
10.7	Force Majeure	61
10.8	No Set-Off	61
10.9	Expenses	61
10.10	Headings	61
10.11	Survival of Covenants	61
10.12	Waivers of Default	61
10.13	Specific Performance	62
10.14	Amendments	62
10.15	Interpretation	62
10.16	Limitations of Liability	63
10.17	Performance	63
10.18	Mutual Drafting	63

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SCHEDULES

Schedule 1.1	SpinCo Business Exclusions
Schedule 1.2	SpinCo Contracts
Schedule 1.3	SpinCo Intellectual Property
Schedule 1.4	Transferred Entities
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)(ix)	SpinCo Real Property
Schedule 2.2(a)(xi)	SpinCo Assets
Schedule 2.2(b)(iii)	Oil and Gas Interests
Schedule 2.2(b)(iv)	Parent Intellectual Property
Schedule 2.2(b)(ix)	Parent Assets
Schedule 2.3(a)(vi)	SpinCo Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.5(a)	Novation of SpinCo Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 4.3(e)	Specified Parent Information
Schedule 5.1(b)	Insurance Access Limitations
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation
Exhibit B	Amended and Restated Bylaws of Equitrans Midstream Corporation

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and among EQT Corporation, a Pennsylvania corporation (“Parent”), Equitrans Midstream Corporation, a Pennsylvania corporation (“SpinCo”), and solely for purposes of Section 2.13, EQT Production Company, a Pennsylvania Corporation (“EPC”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, for Parent to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of 80.1% of the outstanding SpinCo Shares owned by Parent (the “External Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in connection with the Separation and the External Distribution;

WHEREAS, Parent indirectly owns all of the outstanding equity of EPC;

WHEREAS, pursuant to the Separation Step Plan, the terms of this Agreement and the Partnership Transaction Documents and as part of the Separation, following certain internal restructuring transactions (including the Partnership Transactions), EPC will own all of the outstanding limited liability company interest of EQT Midstream Holdings LLC, a Delaware limited liability company (“EMH”), and certain other SpinCo Assets;

WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement and as part of the Separation, among other things, (a) EPC will contribute (or cause to be contributed) the SpinCo Assets held by it, other than the limited liability company interest of EMH, to SpinCo in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities and (ii) the actual or deemed issuance by SpinCo to EPC of SpinCo Shares (the “First Contribution” ), and (b) EPC will distribute all of the SpinCo Shares to Parent (the “Internal Distribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement and as part of the Separation, among other things, EPC will distribute to Parent all of the limited liability company interest of EMH (the “EMH Distribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement and as part of the Separation, among other things, Parent will contribute the SpinCo Assets held by it, including, for the avoidance of doubt, the limited liability company interest of EMH, to SpinCo in exchange for (a) the assumption by SpinCo of the SpinCo Liabilities not assumed pursuant to the First Contribution and (b) the actual or deemed issuance by SpinCo to Parent of SpinCo Shares (the “Second Contribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement, following the Second Contribution, Parent will effect the External Distribution;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the First Contribution and the Internal Distribution, taken together, shall qualify as a “reorganization” pursuant to Sections 355(a) and 368(a)(1)(D) of the Code; (b) the EMH Distribution shall be treated as a taxable distribution of the assets held by EMH by EPC to Parent; and (c) the Second Contribution and the External Distribution, taken together, shall qualify as a “reorganization” pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income tax purposes, this Agreement (including the Separation Step Plan) is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the External Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the External Distribution and certain other agreements that will govern certain matters relating to the Separation and the External Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the External Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and External Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Actually Realized” has the meaning set forth in the Tax Matters Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the External Distribution.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the External Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Shareholder and Registration Rights Agreement, the Shared Use Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any agreement, understanding, contract, obligation, indenture, instrument, lease, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding, but excluding this Agreement and any Ancillary Agreement except as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the External Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Distribution Date” shall mean the date of the consummation of the External Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [•].

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the External Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, wars, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failures in electrical or air conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the External Distribution, as such registration statement may be amended or supplemented from time to time prior to the External Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Hydrocarbons” shall mean crude oil, natural gas condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced, processed or associated therewith.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the External Distribution, as such information statement may be amended or supplemented from time to time prior to the External Distribution.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction:  (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights, in each case other than Software.

“Internal Distribution Date” shall mean the date of the consummation of the Internal Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages (including any indirect, punitive, exemplary, remote, speculative or similar damages), penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“MLP Entities” shall mean EQT GP Services, LLC, a Delaware limited liability company, EQT GP Holdings, LP, a Delaware limited partnership, EQT Midstream Services, LLC, a Delaware limited liability company, EQT Midstream Partners, LP, a Delaware limited partnership, and their respective Subsidiaries.

“MVP” shall mean Mountain Valley Pipeline, LLC, a Delaware limited liability company.

“NYSE” shall mean the New York Stock Exchange.

“Oil and Gas Interests” shall mean all Hydrocarbons (whether in place, in storage, in pipelines or elsewhere); interests in and rights with respect to Hydrocarbons; leases, subleases, licenses or other occupancy or similar Contracts under which either Party or any of the members of its Group leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of Hydrocarbons or interests in or rights with respect to Hydrocarbons; and fee interests, fee mineral interests, wells, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in Hydrocarbons in place or produced.

“Ongoing Commercial Contracts” shall mean any ongoing commercial Contract entered into by Parent or any other member of the Parent Group (in its capacity as a customer of the SpinCo Business), on the one hand, and any MLP Entity or MVP, on the other hand.

“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Name and Parent Marks” shall mean the names, marks, trade dress, logos, monograms, domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and other similar social media platforms, and other source or business identifiers of either Party or any member of its Group using or containing “EQT” or “RICE,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Parent Shares” shall mean the shares of common stock, without par value, of Parent.

“Parties” shall mean the parties to this Agreement.

“Partnership Transaction Documents” shall have the meaning set forth in the Tax Matters Agreement.

“Partnership Transactions” shall have the meaning set forth in the Tax Matters Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Policies” shall mean insurance policies and insurance Contract of any kind, including but not limited to property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the External Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Use Agreement” shall mean the Shared Use Agreement to be entered into by and between EPC and SpinCo or any members of their respective Groups in connection with the Separation, the External Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Shareholder and Registration Rights Agreement” shall mean the Shareholder and Registration Rights Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the External Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of [•], 2018, as presented in the Information Statement made available to the Record Holders.

“SpinCo Business” shall mean (a) the separately managed gathering, transmission and storage, and water services operations of Parent conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and further described in the Information Statement and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in the foregoing clause (a) as then conducted; provided that, in the case of each of the foregoing clauses (a) and (b), SpinCo Business shall not include any of the business, operations and activities listed on Schedule 1.1.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Contracts” shall mean the following Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that SpinCo Contracts shall not include (w) any Contract that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement, (x) any Contract that would constitute SpinCo Software or SpinCo Technology, (y) any Ongoing Commercial Contract or (z) any Contract listed on Schedule 1.2(A):

(a)                                 (i) any customer, distribution, supply or vendor Contract with a Third Party entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any customer, distribution, supply or vendor Contract with a Third Party entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such customer, distribution, supply or vendor Contract that relates to the SpinCo Business;

(b)                                 (i) any license agreement entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such license agreement that relates to the SpinCo Business;

(c)                                  any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business, including any indemnification, reimbursement or other Liability (i) of either Party or any member of its Group (other than a MLP Entity) in respect of the sale of assets (whether by sale, contribution, merger, consolidation or otherwise) to a MLP Entity by either Party or any member of its Group (other than a MLP Entity) prior to the Effective Time and (ii) under any omnibus agreement between Parent or any other member of the Parent Group, on the one hand, and any MLP Entity, on the other hand, solely in the case of this clause (ii), other than as set forth on Schedule 1.2(C);

(d)                                 any Contract that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(e)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;

(f)                                   any credit or other financing agreement entered into by SpinCo or any member of the SpinCo Group in connection with the Separation;

(g)                                  any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(h)                                 any SpinCo Real Property Lease;

(i)                                     any other Contract exclusively related to the SpinCo Business or SpinCo Assets; and

(j)                                    any Contracts set forth on Schedule 1.2(B), including the right to recover any amounts under such Contracts.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) that (a) will be members of the SpinCo Group as of immediately after the Effective Time and (b) are designated by Parent as SpinCo Designees.

“SpinCo Equipment” shall mean all Equipment owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) at and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Intellectual Property” shall mean all Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time exclusively used or exclusively held for use in the SpinCo Business, and all Intellectual Property set forth on Schedule 1.3; provided that the SpinCo Intellectual Property shall not include the Parent Name and Parent Marks.

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Real Property Leases” shall mean the Real Property leases of either Party or any member of its Group as of the Effective Time exclusively used or exclusively held for use in the SpinCo Business and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“SpinCo Shares” shall mean the shares of common stock, no par value, of SpinCo.

“SpinCo Software” shall mean all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“SpinCo Technology” shall mean all Technology owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the External Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Transferred Entities” shall mean the entities set forth on Schedule 1.4.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the External Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth in the Sections indicated:

Term	Section
Agreement	Preamble
Arbitration Request	Section 7.2(a)
CPR	Section 7.2(a)
Delayed Parent Asset	Section 2.4(h)
Delayed Parent Liability	Section 2.4(h)
Delayed SpinCo Asset	Section 2.4(c)
Delayed SpinCo Liability	Section 2.4(c)
Dispute	Section 7.1
EMH	Recitals
EMH Distribution	Recitals
EPC	Preamble
External Distribution	Recitals
First Contribution	Recitals
Indemnifying Party	Section 4.4(a)
Indemnitee	Section 4.4(a)
Indemnity Payment	Section 4.4(a)
Internal Distribution	Recitals
Linked	Section 2.9(a)
Officer Negotiation Request	Section 7.1
Parent	Preamble
Parent Accounts	Section 2.9(a)
Parent Assets	Section 2.2(b)
Parent Board	Recitals
Parent Indemnitees	Section 4.2
Parent Liabilities	Section 2.3(b)
Second Contribution	Recitals
Separation	Recitals
Separation Step Plan	Section 2.1(a)
Shared Contract	Section 2.8(a)
Shared Privileges	Section 6.9(c)
SpinCo	Preamble
SpinCo Accounts	Section 2.9(a)
SpinCo Assets	Section 2.2(a)
SpinCo Indemnitees	Section 4.3
SpinCo IP/IT	Section 2.2(a)(vi)
SpinCo Liabilities	Section 2.3(a)
SpinCo Real Property	Section 2.2(a)(ix)
Straddle Period	Section 2.12
Third-Party Claim	Section 4.5(a)
Transfer Documents	Section 2.1(b)
Unreleased Parent Liability	Section 2.5(b)(ii)
Unreleased SpinCo Liability	Section 2.5(a)(ii)

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 At or prior to the Effective Time, but in any case prior to the External Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Separation Step Plan”):

(i)                                     Transfer and Assignment of SpinCo Assets.  Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, or take such steps as may be necessary for SpinCo or such SpinCo Designees to succeed to, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood and agreed that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset shall be deemed assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity that are held by Parent or the applicable members of the Parent Group from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);

(ii)                                  Acceptance and Assumption of SpinCo Liabilities.  SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill, or succeed to, all of the SpinCo Liabilities in accordance with their respective terms (it being understood and agreed that if any SpinCo Liability is a Liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Liability shall be deemed assumed by SpinCo or the applicable SpinCo Designee as a result of the transfer of all of the equity interests in such Transferred Entity that are held by Parent or the applicable members of the Parent Group from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee).  SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)                               Transfer and Assignment of Parent Assets.  Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee (it being understood and agreed that if any Parent Asset shall be held by an entity the equity interests of which will be transferred to a member of the Parent Group or a wholly owned Subsidiary of such an entity, such Parent Asset shall be deemed assigned, transferred, conveyed and delivered to Parent as a result of the transfer of all of the equity interests in such entity that are held by SpinCo or the applicable members of the SpinCo Group from SpinCo or the applicable members of the SpinCo Group to Parent or the applicable member of the Parent Group designated by Parent); and

(iv)                              Acceptance and Assumption of Parent Liabilities.  Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms (it being understood and agreed that if any Parent Liability is a Liability of an entity the equity interests of which will be transferred to a member of the Parent Group or a wholly owned Subsidiary of such an entity, such Parent Liability shall be deemed assumed by Parent or the applicable member of the Parent Group designated by Parent as a result of the transfer of all of the equity interests in such entity that are held by SpinCo or the applicable members of the SpinCo Group from SpinCo or the applicable members of the SpinCo Group to Parent or the applicable member of the Parent Group designated by Parent), regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)                                 Transfer Documents.  In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other

Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a).  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws.  SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.  Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

2.2                               SpinCo Assets; Parent Assets.

(a)                                 SpinCo Assets.  For purposes of this Agreement, “SpinCo Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)                                  all Assets of either Party or any members of its Group included or reflected as Assets of the SpinCo Group (including the MLP Entities) on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum or maximum amounts of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii)                               all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of the SpinCo Group (including the MLP Entities) on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(v)                                 all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi)                              all SpinCo Intellectual Property, SpinCo Software and SpinCo Technology as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time (collectively, the “SpinCo IP/IT”);

(vii)                           all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)                        all SpinCo Equipment as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(ix)                              other than any Oil and Gas Interests, all of the Real Property that is owned by either Party or any of the members of its Group and used exclusively in the SpinCo Business as of the Effective Time, including the Real Property listed or described on Schedule 2.2(a)(ix) (the “SpinCo Real Property”);

(x)                                 subject to Section 6.5, all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or any member of the SpinCo Group and, subject to Section 6.5 and the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or any member of the SpinCo Group;

(xi)                              all Assets set forth on Schedule 2.2(a)(xii); and

(xii)                           all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the SpinCo Business to the extent not already included in the foregoing clauses of this Section 2.2(a).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (ix) of Section 2.2(b).

(b)                                 Parent Assets.  For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets; it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i)                                     all Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii)                                  all Contracts of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Contracts;

(iii)                               all Oil and Gas Interests of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts), including the Oil and Gas Interests listed or described on Schedule 2.2(b)(iii), and all rights, interests or claims of either Party or any of the members of its Group thereunder;

(iv)                              (A) the Parent Name and Parent Marks and the Intellectual Property set forth on Schedule 2.2(b)(iv), and (B) all Intellectual Property, Software and Technology of either Party or any of the members of its Group as of the Effective Time other than, in the case of this subclause (B), the SpinCo IP/IT;

(v)                                 all Permits of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Permits;

(vi)                              all Equipment of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Equipment;

(vii)                           other than any Oil and Gas Interests, (A) all of the Real Property that is owned by either Party or any of the members of its Group as of the Effective Time other than the SpinCo Real Property and (B) the Real Property leases of either Party or any member of its Group as of the Effective Time other than the SpinCo Real Property Leases;

(viii)                        all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time; and

(ix)                              any and all Assets set forth on Schedule 2.2(b)(ix).

Notwithstanding the foregoing, clauses (i) through (ix) above shall be deemed not to include any Asset of a MLP Entity or MVP.

2.3                               SpinCo Liabilities; Parent Liabilities.

(a)                                 SpinCo Liabilities.  For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                                     all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group (including the MLP Entities) on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);

(ii)                                  all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group (including the MLP Entities) on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum or maximum amounts of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);

(iii)                               all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(iv)                              any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Software, the SpinCo Technology, the SpinCo Permits, the SpinCo Equipment or the SpinCo Real Property;

(vi)                              any and all Liabilities set forth on Schedule 2.3(a)(vi); and

(vii)                           all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities referred to in the foregoing clauses (i) through (vi);

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities.

(b)                                 Parent Liabilities.  For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the SpinCo Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); and (ii) all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets.  Notwithstanding the foregoing, no Liability of a MLP Entity or MVP shall be considered a Parent Liability for purposes of this Agreement.

2.4                               Approvals and Notifications.

(a)                                 Approvals and Notifications for SpinCo Assets.  To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the External Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 Delayed SpinCo Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the External

Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)                                  Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities.  If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto).  In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (or, in the case of any such Delayed SpinCo Asset or Delayed SpinCo Liability intended to be transferred to, or assigned or assumed by, as the case may be, SpinCo pursuant to the First Contribution on or prior to the Internal Distribution Date, from and after the Internal Distribution Date) to the SpinCo Group.

(d)                                 Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                                  Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities.  Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(f)                                   Approvals and Notifications for Parent Assets.  To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the External Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)                                  Delayed Parent Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the External Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)                                 Treatment of Delayed Parent Assets and Delayed Parent Liabilities.  If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto).  In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent

Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time (or, in the case of any such Delayed Parent Asset or Delayed Parent Liability intended to be transferred to, or assigned or assumed by, as the case may be, Parent pursuant to the First Contribution on or prior to the Internal Distribution Date, from and after the Internal Distribution Date) to the Parent Group.

(i)                                     Transfer of Delayed Parent Assets and Delayed Parent Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                                    Costs for Delayed Parent Assets and Delayed Parent Liabilities.  Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5                               Novation of Liabilities.

(a)                                 Novation of SpinCo Liabilities.

(i)                                     Except as set forth in Schedule 2.5(a), each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)                                 Novation of Parent Liabilities.

(i)                                     Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent, SpinCo nor any member of their respective Groups shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6                               Release of Guarantees.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)                                 At or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability to the extent that they relate to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that they relate to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.

(b)                                 To the extent required to obtain a release from a guarantee of:

(i)                                     any member of the Parent Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii)                                  any member of the SpinCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c)                                  If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (A) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (B) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to, a Third Party any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any other member of the SpinCo Group, on the one hand, and Parent and/or any other member of the Parent Group, on the other hand, effective as of the Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any MLP Entity or Third Party (including MVP) is a party (including the Ongoing Commercial Contracts); (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any Shared Contracts.

(c)                                  All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group (excluding the MLP Entities), on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.

2.8                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract, a portion of which is a SpinCo Contract, but the remainder of which is a Parent Asset (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)                                 Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9                               Bank Accounts; Cash Balances.

(a)                                 Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by Parent or any other member of the Parent Group

(collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)                                  It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Parent or a member of the Parent Group.

(d)                                 With respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)                                  As between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or a member of its Group) that relate to a business, Asset or Liability of the other Party (or a member of its Group), shall be held by such first Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such first Party of any such payment or reimbursement, such first Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10                        Ancillary Agreements.  Effective at or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.11                        Disclaimer of Representations and Warranties.  EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT

OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12                        Financial Information Certifications.  Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are, as of the date hereof, applicable to SpinCo as a Subsidiary of Parent.  In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the External Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is ten (10) days prior to the latest date on which SpinCo may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide SpinCo with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine.  Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

2.13                        Plan of Reorganization.  Parent, EPC and SpinCo hereby adopt this Agreement (including the Separation Step Plan) as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.  EPC hereby covenants and agrees to take such actions as directed by Parent pursuant to this Agreement (including the Separation Step Plan) in furtherance of the Separation, including effecting the First Contribution, the Internal Distribution and the other actions and transactions to be taken by it, in each case, in accordance with the Separation Step Plan.

ARTICLE III
THE EXTERNAL DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 Parent shall, in its sole and absolute discretion, determine the terms of the External Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the External Distribution and the timing and conditions to the consummation of the External Distribution.  In addition, Parent may, at any time and from time to time until the consummation of the External Distribution, modify or change the terms of the External Distribution, including by accelerating or delaying the timing of the consummation of all or part of the External Distribution.  Nothing shall in any way limit Parent’s right to terminate this Agreement or the External Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)                                 SpinCo shall cooperate with Parent to accomplish the External Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the External Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10.  Parent shall select any investment bank or manager in connection with the External Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors for Parent.  SpinCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the External Distribution.

3.2                               Actions Prior to the External Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the External Distribution:

(a)                                 Notice to NYSE.  Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 SpinCo Articles of Incorporation and SpinCo Bylaws.  On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Articles of Incorporation and the SpinCo Bylaws shall become the articles of incorporation and bylaws, respectively, of SpinCo.

(c)                                  SpinCo Directors and Officers.  On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time:  (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in the foregoing clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(d)                                 NYSE Listing.  SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the External Distribution on the NYSE, subject to official notice of distribution.

(e)                                  Securities Law Matters.  SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the External Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the External Distribution.

(f)                                   Availability of Information Statement.  Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the External Distribution, cause the Information Statement to be made available to the Record Holders.

(g)                                  The Distribution Agent.  Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the External Distribution.

(h)                                 Stock-Based Employee Benefit Plans.  Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and SpinCo (in respect of SpinCo Shares) in connection with the External Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3                               Conditions to the External Distribution.

(a)                                 The consummation of the External Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)                                     The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)                                  The Information Statement shall have been made available to the Record Holders.

(iii)                               Parent shall have received (A) a private letter ruling from the IRS, acceptable to Parent in form and substance in Parent’s sole discretion, regarding the qualification of the External Distribution, together with certain related transactions, as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code and certain other U.S. federal income tax matters relating to the Separation and the External Distribution, which shall not have been revoked or modified in any material respect and (B) an opinion from Wachtell, Lipton, Rosen & Katz, acceptable to Parent in form and substance in Parent’s sole discretion, with respect to certain tax matters relating to the qualification of the External Distribution, together with certain related transactions, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code.

(iv)                              An independent appraisal firm acceptable to Parent shall have delivered one or more opinions, at the time or times requested by the Parent Board, confirming the solvency and financial viability of Parent prior to the External Distribution and of Parent and SpinCo after consummation of the External Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(v)                                 The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from Parent to SpinCo at or prior to the Effective Time shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Separation Step Plan.

(vi)                              The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)                           Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)                        No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the External Distribution or any of the transactions related thereto shall be in effect.

(ix)                              The SpinCo Shares to be distributed to the Parent shareholders in the External Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x)                                 No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the External Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)                                 The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

Any determination made by the Parent Board prior to the External Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.  If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4                               The External Distribution.

(a)                                 Subject to Section 3.3, at or prior to the Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the External Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form.  SpinCo will not issue paper stock certificates in respect of the SpinCo Shares.  The External Distribution shall be effective at the Effective Time.

(b)                                 Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the External Distribution a number of whole SpinCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the External Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of SpinCo.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the External Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions.  None of Parent, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c).  Neither Parent, SpinCo nor any member of their respective Groups will be required to pay any interest on the proceeds from the sale of fractional shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo.  Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)                                 Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e)                                  Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the External Distribution without requiring any action on the part of such Persons.  SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1                               Release of Pre-External Distribution Claims.

(a)                                 SpinCo Release of Parent.  Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or another member of the SpinCo Group, in each case from:  (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the External Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)                                 Parent Release of SpinCo.  Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the External Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c)                                  Obligations Not Affected.  Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms.  Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the Parent Group at or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims.  SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases.  At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by SpinCo.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any SpinCo Liability;

(b)                                 any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)                                  any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement,

arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the External Distribution; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3                               Indemnification by Parent.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Parent Liability;

(b)                                 any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)                                  any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)                                 except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the External Distribution;  and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability.  Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof.  Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)                                  The Parties intend that (i) any Liability subject to indemnification pursuant to this Agreement shall be increased to take into account any Taxes imposed on the Indemnitee (or any of its Affiliates) with respect to the receipt or accrual of an Indemnity Payment in respect of such Liability pursuant to and in accordance with Section 13.02 of the Tax Matters Agreement and (ii) Section 6.02(b) of the Tax Matters Agreement shall apply with respect to any Tax benefit realized by an Indemnitee (or any of its Affiliates) as a result of incurring a Liability subject to indemnification pursuant to this Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims.  If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which such Indemnitee may seek indemnification hereunder or under any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true in all material respects, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.  Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.  If an Indemnifying Party has failed to assume the defense of such Third-Party Claim in accordance with this clause (b), it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If (i) an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), (ii) the Indemnitee conducts and controls the defense of such Third-Party Claim and (iii) the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, but subject to Sections 6.8 and 6.9, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate or in the event that any Third-Party Claim seeks equitable relief which would restrict or limit the future conduct of any Indemnitee’s business or operations, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement.  The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.5(b) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnitees, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.  Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third-Party Claim without the written consent (which consent may not be unreasonably withheld) of the Indemnitee unless such settlement (i) completely, unconditionally and irrevocably releases such Indemnitee for all Liabilities in connection with such Third-Party Claim, (ii) provides relief consisting solely of money damages that are fully payable or borne by the Indemnifying Party and (iii) does not involve any admission, finding or determination of wrongdoing or violation of Law by such Indemnitee.  The Parties hereby agree that if an Indemnifying Party presents the Indemnitee with a written notice containing a proposal to settle or compromise a Third-Party Claim for which such Indemnitee is seeking to be indemnified hereunder and such Indemnitee does not respond in any manner to such Indemnifying Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then such Indemnitee shall be deemed to have consented to the terms of such proposal.

(f)                                   Tax Matters Agreement Governs.  The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters shall be governed by the Tax Matters Agreement).  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6                               Additional Matters.

(a)                                 Timing of Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge of any Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims.  Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth, and subject to the limitations set forth, in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all Liabilities related to such Action.

4.7                               Right of Contribution.

(a)                                 Contribution.  If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.7:  (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8                               Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities.  The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V
CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time.  In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any Policies or insurance policy-related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                                 Except as provided on Schedule 5.1(b) or Schedule 5.1(c), from and after the Effective Time, with respect to any Liability incurred prior to the Effective Time by any member of the SpinCo

Group, Parent will provide SpinCo with access to, and SpinCo may make claims under, Parent’s insurance policies in place immediately prior to the Effective Time (and any extended reporting for claims made policies) and Parent’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     SpinCo shall notify Parent, as promptly as practicable, of any claim made by SpinCo pursuant to this Section 5.1(b);

(ii)                                  SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(b), whether such claims are made by SpinCo, its employees or third Persons; and

(iii)                               SpinCo shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(b).  In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Parent’s insurance carrier(s) (including any submissions prior to the Effective Time).  To the extent that the Parent Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Parent’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  Subject to the following sentence, a Party may elect not to reinstate the policy aggregate.  In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party.  A Party which elects to reinstate the policy aggregate shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(iv)                              In the event that any member of the Parent Group incurs any Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under SpinCo’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting

“Parent” for “SpinCo” and “SpinCo” for “Parent”, including for purposes of the first sentence of Section 5.1(e).

(c)                                  Except as provided in Section 5.1(b), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of Parent or any other member of the Parent Group.  At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s.

(d)                                 Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any Policies of Parent or any member of the Parent Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable Policies; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable Policies.

(e)                                  All payments and reimbursements by SpinCo pursuant to this Section 5.1 will be made within forty-five (45) days after SpinCo’s receipt of an invoice therefor from Parent.  Parent shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  SpinCo shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate.  Parent shall use commercially reasonable efforts to obtain extended reporting for any claims made Policies or portions of Policies with claims made coverage features for acts or omissions by any member of the SpinCo Group incurred prior to the Effective Time.  For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable Policy.

(f)                                   This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any Policy or any other contract or policy of insurance.

(g)                                  SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2                               Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

5.3                               Treatment of Payments for Tax Purposes.  For all applicable income Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 13.01 of the Tax Matters Agreement.

5.4                               Inducement.  SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the External Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.5                               Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or another member of the other Party’s Group.

5.6                               SpinCo Group’s Use of Parent Name and Parent Marks.  During the period commencing at the Effective Time and ending on the first anniversary of the Distribution Date, SpinCo and the other members of the SpinCo Group may continue to use signage bearing the Parent Name and Parent Marks as of the Effective Time; provided that (i) such use is in a manner materially consistent with the use of such signage immediately prior to the Effective Time and (ii) during such period, SpinCo shall (and shall cause each other member of the SpinCo Group to) use commercially reasonable efforts to phase out its use of the Parent Name and Parent Marks on such signage as soon as reasonably practicable.  To the extent that any goodwill arises from the use by SpinCo or any other member of the SpinCo Group of the Parent Name and Parent Marks, all such goodwill shall inure to the sole benefit of the Parent Group.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.10 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such Information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be detrimental to the Party providing the Information, violate any applicable Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)                                 Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2                               Ownership of Information.  The provision of any Information pursuant to Section 6.1 or Section 6.8 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.3                               Compensation for Providing Information.  The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).  Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4                               Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Effective Time in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time, to the extent such policies are provided to SpinCo.  Notwithstanding the foregoing, Article 9 of the Tax Matters Agreement will govern the retention of Tax related records, and Section [•] of the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5                               Copy of SpinCo Information.  The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, Parent may retain an original or copy of any and all of the Information included in the SpinCo Assets.

6.6                               Limitations of Liability.  Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information.  Neither Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.7                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)                                 Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible

Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.8                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.8, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.8(a)).

6.9                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable Law in connection therewith.  The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.  In furtherance of the foregoing, each Party shall authorize the delivery to or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.

(b)                                 The Parties agree as follows:

(i)                                     Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.  Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.

(ii)                                  SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.  SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(iii)                               If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c)                                  Subject to the remaining provisions of this Section 6.9, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.9(b) (“Shared Privileges”) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)                                 If any Dispute arises between the Parties or any members of their respective Groups regarding whether a Shared Privilege should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of such privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.9(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.9 and in Section 6.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                                 In connection with any matter contemplated by Section 6.8 or this Section 6.9, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense or common interest agreements where necessary or useful for this purpose.

6.10                        Confidentiality.

(a)                                 Confidentiality.  Subject to Section 6.11, from and after the Effective Time until the three (3)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement (other than the Transition Services Agreement) or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group.  If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement (other than the Transition Services Agreement), then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.10(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.11.  Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement (other than the Transition Services Agreement), and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any such Ancillary Agreement.

(c)                                  Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws.  Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d)                                 Transition Services Agreement.  Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that any confidential or propriety information provided by any Party, a member of its Group or any of its Representatives to the other Party, a member of its Group or any of its Representatives pursuant to the terms and conditions of the Transition Services Agreement shall be held and treated in accordance with the terms and conditions of the Transition Services Agreement in lieu of this Section 6.10.

6.11                        Protective Arrangements.  If a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  If such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental

Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case, to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good Faith Officer Negotiation.  Subject to Section 7.3, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”).  Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation.  All such negotiations shall be conducted by executives who hold, at a minimum, the title of Vice President and who have authority to settle the Dispute.  All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, Dispute shall be submitted to arbitration in accordance with Section 7.2.

7.2                               Arbitration.

(a)                                 If a Dispute has not been resolved within thirty (30) days of the receipt of an Officer Negotiation Request in accordance with Section 7.1, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) arbitration procedure, except as modified herein.  The arbitration shall be held in (i) Pittsburgh, Pennsylvania or (ii) such other place as the Parties may mutually agree upon in writing.  Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 will be decided (A) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million; or (B) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more.

(b)                                 The panel of three (3) arbitrators will be chosen as follows:  (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure.  In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR arbitration procedure.  If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request.  If the Parties cannot agree to a sole independent arbitrator during such fifteen (15) day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR arbitration procedure.

(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).  Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.3, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s).  The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction.  The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.3                               Litigation and Unilateral Commencement of Arbitration.  Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1 or Section 7.2 if such Party has submitted an Officer Negotiation Request, or an Arbitration Request and the other Party has failed to comply with Section 7.1 or Section 7.2 in good faith with respect to such negotiation or the commencement and engagement in arbitration.  In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.4                               Conduct During Dispute Resolution Process.  Unless otherwise agreed upon in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  At or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Parent and SpinCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of:  (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.  To the extent that any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in the foregoing clause (i) or (ii), the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement and all Ancillary Agreements may be terminated and the External Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2                               Effect of Termination.  In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.  This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and External Distribution and would not have been entered independently.

(c)                                  Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.  Subject to Article VII, each of the Parties, on behalf of itself and the members of its Group, hereby irrevocably (a) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (b) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts, (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.5 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (d) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

10.3                        Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4                        Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5                        Notices.  All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA  15222
Attention:  General Counsel
Facsimile:  (412) 553-5970
E-mail:  [•]@[•].com

If to SpinCo (prior to the Effective Time), to:

Equitrans Midstream Corporation
c/o EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention:  General Counsel
Facsimile:  (412) 553-5970
E-mail:       [•]@[•].com

If to SpinCo (from and after the Effective Time), to:

Equitrans Midstream Corporation
2200 Energy Drive
Canonsburg, PA  15317
Attention:  [•]
Facsimile: [•]
E-mail:      [•]@[•].com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6                        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7                        Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8                        No Set-Off.  Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9                        Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the External Distribution, and any Ancillary Agreement, the Separation, the Form 10, the Separation Step Plan and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.  The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10                 Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11                 Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the External Distribution and shall remain in full force and effect.

10.12                 Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other

Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13                 Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14                 Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15                 Interpretation.  In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, Pittsburgh, Pennsylvania, or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2018.

10.16                 Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.17                 Performance.  Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18                 Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

EQT CORPORATION

By:
Name:
Title:

EQUITRANS MIDSTREAM CORPORATION

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]